EXHIBIT (a)(7)

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This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The Offer is made solely by the Offer to Purchase dated August 9, 2000 and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Ambanc by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

       NOTICE OF OFFER TO PURCHASE FOR CASH ALL OF THE OUTSTANDING SHARES
                     OF COMMON STOCK OF COHOES BANCORP, INC.
               AT $16.50 NET PER SHARE BY AMBANC HOLDING CO, INC.

         Ambanc Holding Co., Inc., a Delaware corporation ("Ambanc"), is offering to purchase all of the outstanding shares of common stock, par value $.01 per share ("Shares"), of Cohoes Bancorp, Inc., a Delaware corporation ("Cohoes"), at a price of $16.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 9, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

                   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
     AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 6, 2000,
                          UNLESS THE OFFER IS EXTENDED.

         The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with Shares beneficially owned by Ambanc, represents at least a majority of the Shares outstanding on a fully diluted basis on the date of purchase. The Offer is also subject to certain other terms and conditions contained in the Offer to Purchase, including (i) the Cohoes stockholders not approving the proposed merger of Cohoes with Hudson River Bancorp, Inc. ("Hudson River") announced April 25, 2000 , (ii) the valid termination of the Cohoes-Hudson River merger agreement, (iii) the valid termination of the stock option granted to Hudson River, (iv) the execution of a definitive merger agreement between Cohoes and Ambanc, and (v) the receipt of all required regulatory approvals. The purpose of the Offer is to enable Ambanc to acquire control of, and ultimately the entire equity interest in, Cohoes by first offering to purchase all outstanding Shares and second merging Cohoes into Ambanc by purchasing all untendered Shares at the same price paid in the Offer.

         In addition  to  Ambanc's  rights to  terminate  the Offer  pursuant to
Section 12 of the Offer to Purchase, Ambanc expressly reserves the right, in its sole judgment, at any time or from time to time, and regardless of whether any of the events set forth in Section 12 of the Offer to Purchase shall have occurred or shall have been determined by Ambanc to have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary (as defined in the Offer to Purchase) and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary.

         Any such extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date (as defined in the Offer to Purchase).

         Upon the terms and subject to the conditions of the Offer, Ambanc will purchase the Shares validly tendered and not withdrawn prior to the Expiration Date in accordance with Section 4 of the Offer to


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Purchase.  For purposes of the Offer, Ambanc will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Ambanc and not withdrawn, if, as and when Ambanc gives oral or written notice to the Depositary of its acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for purposes of receiving payment from Ambanc and transmitting payment to tendering shareholders. Under no circumstances will interest on the offer price for Shares be paid by Ambanc by reason of any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Ambanc's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase)), pursuant to the procedures set forth in Section 4 of the Offer to Purchase, (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and (c) any other documents required by the Letter of Transmittal.

         If, for any reason whatsoever, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed, or Ambanc is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Ambanc's rights set forth herein, the Depositary may, nevertheless, on behalf of Ambanc and subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in Section 3 of the Offer to Purchase. Any such delay will be accompanied by an extension of the Offer to the extent required by law. Ambanc will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and D.F. King & Co., Inc. If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason or are not paid for because of invalid tender, or if certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility as described in Section 4 of the Offer to Purchase, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as soon as practicable following the expiration, termination or withdrawal of the Offer. Except as otherwise provided in Section 3 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless theretofore accepted for payment by Ambanc pursuant to the Offer, may also be withdrawn at any time after October 10, 2000.

         In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and, if certificates for Shares have been tendered, the name of the registered holder of Shares as set forth in the tendered certificate, if different from that of the person who tendered such Shares. If certificates for Shares ("Certificates") have been delivered or otherwise identified to the Depositary, then, before the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agent's Medallion Program


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(collectively,  "Eligible Institutions"),  unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry delivery as set forth in Section 4 of the Offer to Purchase, any notice of withdrawal must also specify the name and the number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawal of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by repeating one of the procedures described in Section 4 of the Offer to Purchase at any time before the Expiration Date. If Ambanc waives any material condition to the Offer, or amends the Offer in any other material respect, Ambanc will extend the Offer and disseminate additional tender offer materials to the extent required to comply with the Securities and Exchange Commission's interpretation of Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in terms or information.

         The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by Ambanc, utilizing such lists or listings as previously provided by Cohoes pursuant to Ambanc's request under Section 220 of the Delaware General Corporation Law. In addition, Ambanc shall mail the Offer to Purchase, the related Letter of Transmittal and other relevant materials to any holder of Shares who requests them.

         The Offer to Purchase and the Letter of Transmittal, which will be mailed to shareholders, contain important information which should be read carefully before any decision is made with respect to the Offer.

         Questions and requests for assistance, and requests for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials, may be directed to D.F. King & Co., Inc. at the address and telephone number set forth below. Holders of Shares may also contact brokers, dealers, commercial banks and trust companies for additional copies of the Offer to Purchase, the Letter of Transmittal or other tender offer materials. Ambanc will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. The Information Agent for the Offer is:

                              D.F. KING & CO., INC.
                                 77 WATER STREET
                            NEW YORK, NEW YORK 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                    All Others Call Toll Free: (800) 487-4870
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August 9, 2000